Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (1) the Registration Statement on Form S-8 (No. 333-134737) (2) the Registration Statement on Form S-8 (No. 333-157218) and (3) the Registration Statement on Form S-3 (No. 333-159845) of Mueller Water Products, Inc. of our report dated November 28, 2007 relating to the financial statements which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

November 24, 2009